Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-150392 on Form S-8 of our reports dated December 31, 2012, relating to the consolidated financial statements and financial statement schedule of Quanex Building Products Corporation (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which expresses an unqualified opinion), appearing in this Annual Report on Form 10-K of the Company for the year ended October 31, 2012.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
December 31, 2012